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Exhibit 7(a)1

FINANCIAL STATEMENTS
GUTTER WORLD, INC.
December 31, 1999

Financial Statements

GUTTER WORLD, INC.

December 31, 1999

CONTENTS:

INDEPENDENT AUDITORS' REPORT

To the Stockholders
Gutter World, Inc.

We have audited the balance sheet of Gutter World, Inc. as of December 31, 1999, and the related statements of income and retained earnings and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Gutter World, Inc. as of December 31, 1999, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

SMITH & RADIGAN

Atlanta, Georgia
January 24, 2000

Balance Sheet

GUTTER WORLD, INC.

December 31, 1999

ASSETS
CURRENT ASSETS
Cash	$356,512
Accounts receivable	1,045,766
Inventory	940,886
Prepaid insurance	27,316

TOTAL CURRENT ASSETS	2,370,480
PROPERTY AND EQUIPMENT
Machinery and equipment	3,245,681
Building improvements	199,067
Computer equipment	455,382
Furniture and fixtures	368,789
Transportation equipment	1,021,176
Projects in progress	389,773

5,679,868
Less: allowance for depreciation	(1,755,478)

3,924,390
OTHER ASSETS	111,918

TOTAL ASSETS	$6,406,788

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable and accrued expenses	$376,102
Payroll tax payable	25,478
Merchandise credits	303,428
Commissions payable	31,704
Current maturities of long-term debt	290,933

TOTAL CURRENT LIABILITIES	1,027,645
LONG-TERM DEBT, less current maturities	793,309
STOCKHOLDERS' EQUITY
Common stock, par value $10 per share:
Authorized, issued and outstanding—
500 shares	5,000
Additional paid-in capital	3,000
Retained earnings	4,577,834

4,585,834

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$6,406,788

The Notes to Financial Statements are an integral part of these Statements.

Statement of Income and Retained Earnings

GUTTER WORLD, INC.

For the Year Ended December 31, 1999

SALES	$22,569,922
LESS: freight and allowances	1,897,678

20,672,244
COST OF GOODS SOLD	11,867,646

GROSS PROFIT	8,804,598
OPERATING EXPENSES
General and administrative	2,439,138
Marketing expenses	837,171

3,276,309

INCOME FROM OPERATIONS	5,528,289
OTHER INCOME (EXPENSES)
Management fees from affiliate	89,200
Interest income	580
Interest expense	(121,155)
Loss on impairment of fixed assets	(113,875)
Other expenses	(763,111)

(908,361)

NET INCOME	4,619,928
DISTRIBUTIONS	(3,799,073)
RETAINED EARNINGS AT BEGINNING OF YEAR	3,756,979

RETAINED EARNINGS AT END OF YEAR	$4,577,834

The Notes to Financial Statements are an integral part of these Statements.

Statement of Cash Flows

GUTTER WORLD, INC.

For the Year Ended December 31, 1999

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$4,619,928
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	534,694
Loss on impaired fixed assets	113,875
Decrease (increase) in:
Accounts receivable	(65,588)
Inventory	(6,535)
Other assets	(48,738)
Increase (decrease) in:
Accounts payable and accrued expenses	13,614
Commission and merchandise credits	(409,967)

Total adjustments	131,355

Net cash provided by operating activities	4,751,283
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of equipment	(1,345,350)

Net cash used by financing activities	(1,345,350)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings on line of credit	(250,000)
Borrowings of long-term debt	713,637
Payments on long-term debt	(134,807)
Distributions paid	(3,799,073)

Net cash used by financing activities	(3,470,243)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(64,310)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	420,822

CASH AND CASH EQUIVALENTS AT END OF YEAR	$356,512

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Interest paid	$121,155

The Notes to Financial Statements are an integral part of these Statements.

Notes to Financial Statements

GUTTER WORLD, INC.

December 31, 1999

Note A—Summary of Significant Accounting Policies

  Organization

Gutter World, Inc. ("the Company") was incorporated in 1976 in the State of Georgia. The Company manufactures gutter guards, downspout strainers and door guards. The Company's nationwide sales force sells throughout the United States and Canada.

The Company has elected, with the consent of its stockholders, to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under those provisions, the Company is not subject to federal corporate income taxes. Instead, the stockholders include the Company's taxable income or loss in their respective individual income tax returns.

  Cash and Cash Equivalents

Cash equivalents consist of highly liquid investments with maturities of three months or less from the date of purchase. These amounts are stated at cost, which approximates fair value due to their short-term nature.

  Inventories

Inventories are stated at the lower of cost or market using the first-in, first-out method.

  Property and Equipment

Property and equipment are stated at cost. Expenditures for normal maintenance and repairs are charged to expense when incurred, while expenditures for renewals and betterments are capitalized. Costs incurred with the development of software are capitalized when the determination is made that the software being developed will be used. Depreciation is computed using the straight-line method over the useful lives of the assets, which range from five to seven years for furniture, equipment and vehicles and thirty-nine years for real property improvements.

Depreciation expense was $532,028 for the year ended December 31, 1999.

  Intangible Assets

Goodwill represents the excess purchase price less the value of assets acquired. Goodwill is amortized on a straight-line basis over fifteen years.

The cost of acquiring patents are capitalized and amortized over the life of the patents.

Amortization expense for the year ended December 31, 1999 was $2,666.

  Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Note B—Inventories

A summary of inventory at December 31, 1999 is as follows:

Raw materials	$624,981
Finished goods	315,905

Total	$940,886

Note C—Line of Credit

The Company has obtained a revolving line of credit from a bank. The line of credit provides for a credit commitment of $1,250,000 through May 31, 2000. Interest is payable monthly based on the bank's prime rate. The line is secured by substantially all of the assets of the Company. There was no outstanding balance on the line of credit at December 31, 1999. The bank's prime rate at December 31, 1999 was eight and one-half percent.

Note D—Long-term Notes Payable

A summary of long-term notes payable at December 31, 1999 is as follows:

Note payable to a bank, secured by equipment, payable in monthly principal payments of $13,407 through March 6, 2002 plus interest which accrues at the bank's prime rate plus .5%	$370,605
Note payable to a bank, secured by equipment, payable in fifty-nine monthly principal and interest payments of $15,340 through August 20, 2004 with a final payment of unpaid principal and interest on September 20, 2004. Interest accrues at the bank's prime rate	713,637

1,084,242
Less: current maturities	(290,933)

Long-term note payable	$793,309

Future maturities of long-term debt are as follows:

Year Ending December 31,	Amount
2000	$290,933
2001	302,078
2002	202,130
2003	166,429
2004	122,672

$1,084,242

Note E—Related Party Transaction

The Company had a payable of $14,849 to an affiliated company at December 31, 1999. The Company purchased raw materials of approximately $2,700,000 from the affiliated company for the year ended December 31, 1999. The Company also received management fees of approximately $89,200 and travel and transportation charges of $36,000 for the year ended December 31, 1999 from the affiliated company.

The Company subleases their production facility from the affiliated company. The facility is owned by a stockholder of the Company. Rent expense was $138,600 for the year ended December 31, 1999.

Note F—Merchandise Credit

The Company has entered into agreements whereby major customers receive sales volume rebates. The volume rebates are computed as a percentage of sales to the customers exceeding certain threshold limits. Sales volume rebates due to major customers totaled $67,597 at December 31, 1999.

The Company has also entered into an agreement with a customer whereby the customer receives an advertising allowance rebate for including the Company in its national advertising campaign. The rebate is computed as a percentage of sales to the customer. Advertising allowance rebates payable totaled approximately $211,000 at December 31, 1999.

The Company recognized $24,828 at December 31, 1999, for overpayments, returns and other credits to which customers are entitled but have not taken.

Note G—Royalties

The Company has acquired the tradename, trademarks and patents of certain products pursuant to various agreements. Under the terms of the agreements, the Company pays royalties based on specified percentages of the net sales of the products. The Company expensed $269,562, included in other expenses, in accordance with the agreements for the year ended December 31 1999. There were no accrued royalties at December 31, 1999.

Note H—Contingencies and Commitments

  Lease

The Company leases buildings and equipment under noncancelable operating leases. The future lease obligations are as follows:

	Building	Equipment	Total
2000	$340,548	$8,548	$349,096
2001	201,948	224	202,172

	$542,496	$8,772	$551,268

Rental expense was $357,026 for the year ended December 31, 1999. One of the corporate buildings is leased from a related party (Note E).

  Concentration of Credit Risk

During 1999, approximately $16,984,000 (seventy-three percent) of the Company's revenues were attributable to three major customers. At December 31, 1999, approximately $598,888 (fifty-nine percent) of the accounts receivable balance was attributable to the three major customers.

The Company frequently maintains deposits with financial institutions in excess of FDIC insurance coverage limitations in the ordinary course of operations.

  401(k) Retirement Plan

The Company has a 401(k) retirement plan agreement. The plan covers all qualified employees as defined under the agreement. The Company can make discretionary contributions to the plan. Vesting for participants' contributions is immediate and Company's discretionary contributions are one-hundred percent vested after five years of service. The Company made no contributions for the year ended December 31, 1999.

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FINANCIAL STATEMENTS GUTTER WORLD, INC. December 31, 1999
INDEPENDENT AUDITORS' REPORT